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Exhibit 5.31

[Letterhead of SPILMAN THOMAS & BATTLE, PLLC]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 West Wacker Drive
Chicago, Illinois 60601

  Re:
  Alderwoods Group, Inc.
  $200,000,000 of 7.75% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special West Virginia (the "State") counsel to Alderwoods (West Virginia), Inc., a West Virginia corporation (the "Covered Guarantor"), in connection with the offer to exchange by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of Company's currently outstanding 7 3/4% Senior Notes due 2012 (the "Outstanding Notes") that were issued pursuant to the Indenture dated as of August 19, 2004 (the "Indenture") between the Company, the Covered Guarantor, the other Guarantors and Wells Fargo Bank, N.A., for an equal principal amount of Company's 7 3/4% Senior Notes due 2012 that are registered under the Securities Act of 1933 (the "Exchange Notes"). Capitalized terms used herein and defined in the Indenture shall have such defined meanings when used herein unless otherwise defined herein.

        In connection with the opinions expressed herein, we have examined a copy of each of the following documents:

  1.
  The Indenture;

  2.
  Registration Statement under the Securities Act of 1933 in connection with the Company's offer to exchange Outstanding Notes in the aggregate principal amount of $200,000,000 for an equal aggregate principal amount of Exchange Notes (the "Registration Statement");

  3.
  The Exchange Guarantee of the Covered Guarantor as set forth in the "Form of Notation of Guarantee" attached to the Indenture as Exhibit D, such notation to be endorsed by an officer of the Covered Guarantor on each of the Exchange Notes pursuant to Section 10.04 of the Indenture (the "Exchange Guarantee");

  4.
  The articles of incorporation and bylaws of the Covered Guarantor, in each case as amended through the date hereof (the "Organizational Documents"); and

  5.
  Such other documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

The documents described in the foregoing clauses (1) through (5) are collectively referred to herein as the "Transaction Documents".

        As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Transaction Documents and certificates of public officials and officers of the Covered Guarantor. We have not independently established the facts so relied upon. In our examination of the Transaction Documents, we have assumed the due execution and delivery of each of the Transaction Documents by all parties thereto. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as conformed or photostatic copies thereof, and the conformity to the original documents executed at closing in all matters pertinent to this opinion of all documents submitted to us in draft form.

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  The Covered Guarantor is a corporation validly existing and in good standing under the laws of West Virginia.

  2.
  As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof, the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of the Indenture by the Covered Guarantor: (i) has been authorized by all necessary corporate action by the Covered Guarantor; and (ii) does not contravene any provision of the Organizational Documents of the Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantee of the Covered Guarantor is delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Our opinions expressed above are limited to the law of the State and the federal law of the United States, and we do not express any opinion herein concerning any other law.

        This opinion letter is rendered to you in connection with the transactions contemplated by the Transaction Documents. This opinion letter may not be relied upon by you or any other person or entity for any other purpose without our prior written consent.

        This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
SPILMAN THOMAS & BATTLE, PLLC
By:	/s/ SPILMAN THOMAS & BATTLE, PLLC

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  Exhibit 5.31